Filed pursuant to Rule 433

Registration Statement No. 333-151501

September 18, 2009

United Mexican States

Final Terms and Conditions

Issuer:	United Mexican States
Transaction:	Re-opening of 5.950% Global Notes due 2019 (“2019 Notes”) Re-opening of 6.05% Global Notes due 2040 (“2040 Notes”)
Issue currency:	U.S. dollars
Ratings:	Baa1/BBB+/BBB+ (Moody’s/Standard & Poor’s/Fitch)
Issue size:	2019 Notes: U.S. $1,000,000,000 (brings total size to U.S. $3,000,000,000) 2040 Notes: U.S. $750,000,000 (brings total size to U.S. $2,250,000,000)
Maturity date:	2019 Notes: March 19, 2019 2040 Notes: January 11, 2040
Pricing date:	September 18, 2009
Settlement date:	September 25, 2009
Coupon:	2019 Notes: 5.950% 2040 Notes: 6.050%
Re-offer price:	2019 Notes: 106.125% , plus accrued interest from September 19, 2009 2040 Notes: 100.100% , plus accrued interest from July 11, 2009
Yield:	2019 Notes: 5.126% 2040 Notes: 6.042%
Interest Payment Dates:	2019 Notes: March 19th and September 19th of each year, commencing March 19, 2010 2040 Notes: January 11th and July 11th of each year, commencing January 11, 2010

Optional Redemption:

2019 Notes: Make-Whole Call at Treasuries + 50 bps (at any time, from time to time prior to maturity upon giving no less than 30 days notice)

2040 Notes: Make-Whole Call at Treasuries + 30 basis points (at any time and from time to time prior to maturity upon giving no less than 30 days notice)

Denominations:	U.S. $2,000 and integral multiples thereof
Underwriters Discount:	2019 Notes: 0.30% 2040 Notes: 0.30%
Day Count:	30/360
Listing:	Luxembourg Stock Exchange - Euro MTF Market Luxembourg
CUSIP/ISIN:	2019 Notes: 91086QAW8 / US91086QAW87 2040 Notes: 91086QAV0 / US91086QAV05
Joint Bookrunners /Allocation:	Barclays Capital Inc. (50%) J.P. Morgan Securities Inc. (50%)

A prospectus supplement and prospectus of Mexico, each dated July 18, 2008, accompany this free-writing prospectus and are available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000095012308008057/y60062b2e424b2.htm. A pricing supplement for the 2019 Notes dated December 18, 2008 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000090342308001056/ums-424b2_1219.htm. A pricing supplement for the 2040 Notes dated January 8, 2008 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000095012308000267/y46087be424b2.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2007 is available from the Securities and Exchange Commission’s website at http://www.sec.gov/Archives/edgar/data/101368/000136231008005254/c75392e18vk.htm;

http://www.sec.gov/Archives/edgar/data/101368/000136231008005254/c75392exv99wd.htm and

http://www.sec.gov/Archives/edgar/data/101368/000136231008005254/c75392exv99we.htm. Amendments to Mexico’s annual report on Form 18-K/A for the fiscal year ended December 31, 2007, each including a recent developments section, are available from the Securities and Exchange Commission’s website at, for Amendment No. 1, http://www.sec.gov/Archives/edgar/data/101368/000090342308001047/ums-18ka1_1218.htm and

http://www.sec.gov/Archives/edgar/data/101368/000090342308001047/ums-18ka1ex1_1218.htm; for Amendment No. 3, http://www.sec.gov/Archives/edgar/data/101368/000095012309002472/y74601e18vkza.htm and

http://www.sec.gov/Archives/edgar/data/101368/000095012309002472/y74601exv99w1.htm; and for Amendment No. 5,

http://www.sec.gov/Archives/edgar/data/101368/000095012309044031/c90334e18vkza.htm and http://www.sec.gov/Archives/edgar/data/101368/000095012309044031/c90334exv1.htm.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at toll-free 1- 888-227-2275 (ext.2663) or J.P. Morgan Securities Inc. at toll-free 1-866-846-2874.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.